UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

March 7, 2024

Date of Report (Date of earliest event reported)

Progress Software Corporation

PROGRESS SOFTWARE CORP /MA

(Exact name of registrant as specified in its charter)

Delaware	0-19417	04-2746201
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

15 Wayside Road, Suite 400

Burlington, Massachusetts 01803

(Address of principal executive offices, including zip code)

(781) 280-4000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	PRGS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On March 7, 2024, Progress Software Corporation (“Progress”) entered into a Fourth Amended and Restated Credit Agreement (the “Credit Agreement”) with each of the lenders party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., Citibank, N.A. and Wells Fargo Bank, N.A., as Syndication Agents, Citizens Bank, N.A., PNC Bank, National Association, Silicon Valley Bank, a division of First-Citizens Bank & Trust Company, and TD Bank, N.A., as Documentation Agents, and JPMorgan Chase Bank, N.A., BofA Securities, Inc., Citibank, N.A. and Wells Fargo Securities, LLC, as Joint Bookrunners and Joint Lead Arrangers, providing for a $900.0 million secured revolving credit facility, which may be made available in U.S. Dollars and certain other currencies. The revolving credit facility may be increased, and new term loan commitments may be entered into, by up to an additional amount up to the sum of (A) the greater of (x) $260.0 million and (y) 100% of LTM EBITDA (as defined in the Credit Agreement) and (B) an unlimited additional amount so long as the Company would be in compliance with certain leverage levels as set forth in the Credit Agreement if the existing or additional lenders are willing to make such increased commitments. This new credit facility replaces Progress’s existing secured credit facility under that certain Third Amended and Restated Credit Agreement dated January 25, 2022, by and among Progress, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders party thereto.

The revolving credit facility has sublimits for swing line loans up to $25.0 million and for the issuance of standby letters of credit in a face amount up to $25.0 million. Progress expects to use the revolving credit facility for general corporate purposes in accordance with the terms of the Credit Agreement. There are no revolving credit loans outstanding under the Credit Agreement as of the closing date thereof.

Interest rates for the revolving credit facility are determined by reference to a Term Benchmark Rate (which refers to whether a such loan bears interest at a rate determined by reference to Term SOFR, EURIBO, TIBO or the AUD Rate (including any credit spread adjustments applicable thereto as set forth in the Credit Agreement), the “Term Benchmark Rate”) or a base rate at the option of Progress and would range from 1.50% to 3.00% above the Term Benchmark Rate for Term Benchmark-based borrowings or would range from 0.50% to 2.00% above the defined base rate for base rate borrowings, in each case based upon Progress’s consolidated total net leverage ratio. Additionally, Progress may borrow certain foreign currencies at rates set in the same range above the respective Term Benchmark Rates for those currencies, based on Progress’s consolidated total net leverage ratio. Progress will incur a quarterly commitment fee on the undrawn portion of the revolving credit facility, ranging from 0.150% to 0.400% per annum, based upon Progress’s consolidated total net leverage ratio. At closing of the revolving credit facility, the applicable interest rate and commitment fee are at the third lowest rate in each range.

The credit facility matures on March 7, 2029 (the “Maturity Date”), when all amounts outstanding will be due and payable in full. The revolving credit facility does not require amortization of principal. Revolving loans may be borrowed, repaid and reborrowed until the Maturity Date, at which time all amounts outstanding must be repaid. Accrued interest on the loans is payable quarterly in arrears with respect to base rate loans and at the end of each interest rate period (or at each three month interval in the case of loans with interest periods greater than three months) with respect to Term Benchmark Rate loans. Progress may prepay the loans or terminate or reduce the commitments in whole or in part at any time, without premium or penalty, subject to certain conditions and reimbursement of certain costs in the case of Term Benchmark Rate loans.

Progress is the sole borrower under the credit facility. Progress’s obligations under the Credit Agreement are guaranteed by each of Progress’s material domestic subsidiaries and are secured by substantially all the assets of Progress and such material domestic subsidiaries, in each case, subject to certain exceptions as described in the Credit Agreement. Future material domestic subsidiaries of Progress will be required to guaranty Progress’s obligations under the Credit Agreement, and to grant security interests in substantially all their assets to secure such obligations, in each case, subject to certain exceptions as described in the Credit Agreement. The Credit Agreement generally prohibits, with certain exceptions, any other liens on the assets of Progress and its subsidiaries, subject to certain exceptions as described in the Credit Agreement.

In addition, swap obligations and banking services obligations (including treasury management services) are guaranteed and secured on the same basis as the Credit Agreement.

The Credit Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict Progress and its subsidiaries’ ability to, among other things, grant liens, make investments, make acquisitions, incur indebtedness, merge or consolidate, dispose of assets, pay dividends or make distributions, repurchase stock, change the nature of its business, enter into certain transactions with affiliates and enter into burdensome agreements, in each case subject to customary exceptions for a credit facility of this size and type. Progress is also required to maintain compliance with a consolidated interest charge coverage ratio, a consolidated senior secured net leverage ratio and a consolidated total net leverage ratio.

The Credit Agreement includes customary events of default that include, among other things, non-payment defaults, covenant defaults, inaccuracy of representations and warranties, cross default to material indebtedness, bankruptcy and insolvency defaults, material judgment defaults, ERISA defaults and a change of control default. The occurrence of an event of default could result in the acceleration of the obligations under the Credit Agreement. Under certain circumstances, a default interest rate will apply on all unpaid and overdue amounts (including principal, interest and fees) under the Credit Agreement at a per annum rate equal to 2.00% above the applicable interest rate or 2.00% above the defined base rate.

A copy of the Credit Agreement is attached as Exhibit 10.1 to this Current Report and is incorporated by reference herein. The above descriptions of the new credit facility and the Credit Agreement are not complete and are qualified in their entirety by reference to the Credit Agreement.

Item 1.02 Termination of a Material Definitive Agreement.

The information set forth in Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

On March 7, 2024, Progress issued a press release announcing the new credit facility, a copy of which is attached hereto as Exhibit 99.1.

The information set forth in or incorporated by reference into this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01     Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description
10.1	Fourth Amended and Restated Credit Agreement, dated as of March 7, 2024, by and among Progress Software Corporation, each of the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., Citibank, N.A. and Wells Fargo Bank, N.A., as Syndication Agents, Citizens Bank, N.A., PNC Bank, National Association, Silicon Valley Bank, a division of First-Citizens Bank & Trust Company, and TD Bank, N.A., as Documentation Agents, and JPMorgan Chase Bank, N.A., BofA Securities, Inc., Citibank, N.A. and Wells Fargo Securities, LLC, as Joint Bookrunners and Joint Lead Arrangers
99.1	Press Release issued by Progress Software Corporation on March 7, 2024

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Progress Software Corporation
Date: March 7, 2024
	By:	/s/ YuFan Stephanie Wang
	Name:	YuFan Stephanie Wang
	Title:	Chief Legal Officer and Secretary